Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2015 Second Quarter Results

Oxford, CT – October 30, 2014 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2015.

•	Increased net sales by more than 10.0% year-over-year
•	Increased adjusted net income by 11.5% compared to same period last year
•	Announced consolidation plan to improve scale and alignment in our large bearing operations

Second Quarter Highlights

	Fiscal 2015		Fiscal 2014		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$112.6	$112.6	$102.0	$102.0	10.4%	10.4%
Gross margin	$39.8	$43.5	$40.6	$40.6	-2.1%	7.1%
Gross margin %	35.3%	38.6%	39.8%	39.8%
Operating income	$18.3	$24.7	$21.5	$22.8	-15.0%	8.2%
Operating income %	16.3%	21.9%	21.1%	22.4%
Net income	$13.2	$16.5	$14.1	$14.8	-6.2%	11.5%
Diluted EPS	$0.57	$0.70	$0.61	$0.64	-6.6%	9.4%

(1) Results exclude items in reconciliation below.

Six Month Highlights

	Fiscal 2015		Fiscal 2014		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$225.5	$225.5	$204.6	$204.6	10.2%	10.2%
Gross margin	$83.6	$87.3	$81.1	$81.1	3.1%	7.7%
Gross margin %	37.1%	38.7%	39.6%	39.6%
Operating income	$42.5	$48.9	$43.8	$45.7	-3.0%	6.9%
Operating income %	18.8%	21.7%	21.4%	22.3%
Net income	$29.3	$32.5	$29.2	$30.0	0.1%	8.6%
Diluted EPS	$1.25	$1.39	$1.26	$1.29	-0.8%	7.8%

(1) Results exclude items in reconciliation below.

“We are very pleased with our performance for the quarter as well as the outlook for the year,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Both our aerospace and industrial businesses are performing well and the structured changes made this quarter will bring improved scale and alignment to our large bearing operations.”

Second Quarter Results

Net sales for the second quarter of fiscal 2015 were $112.6 million, an increase of 10.4% from $102.0 million in the second quarter of fiscal 2014. The increase in net sales was mainly the result of a 16.5% increase in industrial sales driven by construction, oil and gas, the general industrial markets, and the inclusion of CMP. Aerospace and defense increased 6.0% mainly due to commercial aircraft build rates. Gross margin for the second quarter was $39.8 million compared to $40.6 million for the same period last year. Excluding the impact of consolidation and restructuring charge, gross margin would have been $43.5 million compared to $40.6 million for the same period last year. Adjusted gross margin as a percentage of net sales was 38.6% in the second quarter of fiscal 2015 compared to 39.8% for the same period last year.

SG&A for the second quarter of fiscal 2015 was $18.5 million, an increase of $1.4 million from $17.1 million for the same period last year. The increase of $1.4 million was primarily attributable to an increase of $0.5 million in personnel-related expenses, $0.7 million in incentive stock compensation expenses, and $0.8 million associated with the addition of two acquisitions. This was offset by a decrease of $0.3 million in professional fees and a $0.3 million decrease in other items. As a percentage of net sales, SG&A was 16.5% for the second quarter of fiscal 2015 compared to 16.8% for the same period last year.

Other operating expenses for the second quarter of fiscal 2015 totaled $2.9 million, an increase of $1.0 million, compared to $1.9 million for the same period last year. For the second quarter of fiscal 2015 other operating expenses consisted of $0.5 million of amortization of intangibles and $2.7 million in costs associated with consolidation and restructuring, offset by $0.3 million of other income. For the same period last year, other operating expenses consisted of $0.4 million of amortization of intangibles, $0.9 million in costs associated with consolidation and restructuring, $0.4 million associated with acquisitions and $0.2 million of other items.

Operating income for the second quarter of fiscal 2015 was $18.3 million compared to operating income of $21.5 million for the same period last year. Excluding costs associated with the consolidation and restructuring, operating income would have been $24.7 million for the second quarter of fiscal 2015 compared to $22.8 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 21.9% compared to 22.4% for the same period last year.

Interest expense, net was $0.3 million for both the second quarter of fiscal 2015 and the same period last year.

Income tax expense for the second quarter of fiscal 2015 was $5.0 million compared to $7.2 million for the same period last year. Our effective income tax rate for the second quarter of fiscal 2015 was 27.3% compared to 33.6% for the same period last year. The effective income tax rate for the second quarter of fiscal 2015 includes discrete tax benefits of $3.1 million associated with the consolidation and restructuring of the company’s U.K. manufacturing facility. The effective income tax rate without consolidation and restructuring charges and the discrete tax benefit would have been 32.9%

Net income for the second quarter of fiscal 2015 was $13.2 million compared to $14.1 million for the same period last year. Excluding the after tax impact of costs associated with consolidation and restructuring of facilities net income would have been $16.5 million for the second quarter of fiscal 2015, compared to an adjusted net income of $14.8 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2015 was 57 cents per share compared to 61 cents per share for the same period last year. Excluding the after tax impact of costs associated with consolidation and restructuring of facilities, diluted EPS for the second quarter of fiscal 2015 would have been 70 cents per share compared to an adjusted diluted EPS of 64 cents per share for the same period last year, an increase of 9.4%.

Backlog, as of September 27, 2014, was $218.0 million compared to $222.3 million as of September 28, 2013.

Consolidation and Restructuring

In the second quarter of fiscal 2015, the Company reached a decision to consolidate the manufacturing capacity of its United Kingdom facility into other manufacturing facilities. This decision was based on the Company’s intent to better align its manufacturing abilities and product development. The consolidation of this facility into the European and South Carolina operations will strengthen and bring improved manufacturing scale to those operations. As a result, the Company recorded a pre-tax charge of $6.4 million which includes $3.7 million of inventory rationalization costs, $1.3 million in impairment of intangible assets, $0.4 million loss on fixed asset disposals, $0.3 million in employee related costs, and $0.7 million in other costs. The pre-tax charge of $6.4 million was offset with an associated discrete tax benefit of $3.1 million.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-700-5192 (international callers dial 617-213-8833) and enter conference ID # 90280580. An audio replay of the call will be available from 3:00 p.m. ET on Thursday, October 30th until 11:59 p.m. ET on Thursday, November 6th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 53395148. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,525 people and operates 25 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013

Net sales	$112,555	$101,954	$225,539	$204,622
Cost of sales	72,804	61,363	141,967	123,562
Gross margin	39,751	40,591	83,572	81,060

Operating expenses:
Selling, general and administrative	18,517	17,140	37,513	34,124
Other, net	2,937	1,935	3,551	3,122
Total operating expenses	21,454	19,075	41,064	37,246

Operating income	18,297	21,516	42,508	43,814

Interest expense, net	308	253	532	494
Other non-operating (income) expense	(235)	(15)	(502)	(207)
Income before income taxes	18,224	21,278	42,478	43,527
Provision for income taxes	4,976	7,153	13,210	14,286
Net income	$13,248	$14,125	$29,268	$29,241

Net income per common share:
Basic	$0.57	$0.62	$1.27	$1.28
Diluted	$0.57	$0.61	$1.25	$1.26

Weighted average common shares:
Basic	23,134,902	22,827,498	23,070,170	22,807,239
Diluted	23,424,421	23,204,508	23,394,439	23,152,876

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to	September 27,	September 28,	September 27,	September 28,
Adjusted Gross Margin:	2014	2013	2014	2013

Reported gross margin	$39,751	$40,591	$83,572	$81,060
Consolidation and restructuring	3,707		3,707
Adjusted gross margin	$43,458	$40,591	$87,279	$81,060

	Three Months Ended			Six Months Ended
Reconciliation of Reported Operating Income to	September 27,		September 28,	September 27,	September 28,
Adjusted Operating Income:	2014		2013	2014	2013

Reported operating income	$18,297	#	$21,516	$42,508	$43,814
Consolidation and restructuring	6,382		870	6,382	1,498
Costs associated with acquisitions	-		374	-	374
Fixed asset disposals	-		43	-	43
Adjusted operating income	$24,679		$22,803	$48,890	$45,729

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	September 27,	September 28,	September 27,	September 28,
Adjusted Net Income Per Common Share:	2014	2013	2014	2013

Reported net income	$13,248	$14,125	$29,268	$29,241
Consolidation and restructuring	6,382	571	6,382	987
Costs associated with acquisitions (1)	-	245	-	247
Fixed asset disposals (1)	-	28	-	28
CDSOA payment after taxes	-	-	-	-
Discrete tax benefit	(3,131)	(167)	(3,131)	(549)
Adjusted net income	$16,499	$14,802	$32,519	$29,954
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.71	$0.65	$1.41	$1.31
Diluted	$0.70	$0.64	$1.39	$1.29

Weighted average common shares:
Basic	23,134,902	22,827,498	23,070,170	22,807,239
Diluted	23,424,421	23,204,508	23,394,439	23,152,876

	Three Months Ended		Six Months Ended
	September 27,	September 28,	September 27,	September 28,
Segment Data, Net External Sales:	2014	2013	2014	2013

Plain bearings segment	$57,458	$52,828	$117,331	$109,918
Roller bearings segment	33,504	30,277	65,269	58,627
Ball bearings segment	14,093	11,200	27,638	20,655
Other segment	7,500	7,649	15,301	15,422
	$112,555	$101,954	$225,539	$204,622

	Three Months Ended		Six Months Ended
	September 27,	September 28,	September 27,	September 28,
Selected Financial Data:	2014	2013	2014	2013

Depreciation and amortization	$4,009	$3,855	$8,067	$7,590

Incentive stock compensation expense	$2,268	$1,519	$4,035	$2,739

Cash provided by operating activities	$17,807	$4,158	$44,728	$21,539

Capital expenditures	$7,970	$8,791	$11,458	$14,592

Total debt			$9,574	$10,482

Cash and short-term investments			$109,447	$112,339

Cash dividends paid to shareholders			$46,014	$-

Repurchase of common stock			$4,721	$109

Backlog			$217,955	$222,321